Exhibit 99.1
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Press Release

October 30, 2025

LG&E and KU receive approval on plans
to meet Kentucky’s growing energy needs
KPSC approves utilities’ requests to add new generation

(LOUISVILLE, Ky.) – Louisville Gas and Electric Company and Kentucky Utilities Company received approval October 28 from the Kentucky Public Service Commission (KPSC) to add new generation that will support LG&E and KU’s ability to continue serving customers safely and reliably, while keeping pace with Kentucky’s record-breaking economic development needs.

In its order, the KPSC granted LG&E and KU, subsidiaries of PPL Corporation (NYSE:PPL), the authority to construct two new, highly efficient 645-megawatt natural gas combined-cycle units, Mill Creek 6 and Brown 12, and upgrade environmental technologies for Unit 2 at Ghent Generating Station by installing a selective catalytic reduction facility.

“This is an exciting time for Kentucky as the interest in locating new and expanding businesses continues to grow,” said John R. Crockett III, LG&E and KU President. “These generation projects help ensure we continue to safely and reliably serve all customers and new economic development growth in the lowest reasonable cost manner.”

Unprecedented economic growth in the commonwealth prompted LG&E and KU to request approval on February 28 for a Certificate of Public Convenience and Necessity (CPCN) from the Commission for the two natural gas combined-cycle units, the upgraded environmental controls on Ghent Unit 2 and the installation of more battery storage.

The utilities then reached on July 29 a stipulation agreement with key intervening parties to the case. The agreement supported a majority of the generation projects initially proposed but withdrew the proposed battery storage project, with the right to file a future CPCN if necessary, and extended the operation of the Mill Creek 2 coal unit beyond its previously planned 2027 retirement date until Mill Creek 6 is in-service in 2031.

The stipulation agreement was reached with the Attorney General of the Commonwealth of Kentucky; Kentucky Industrial Utility Customers, Inc., Southern Renewable Energy Association and the Kentucky Coal Association, Inc.

In the order, the Commission did not rule on extending the operation of Mill Creek Unit 2 because authority to retire the unit in 2027 had been previously granted and instead could consider a later retirement in the future. In addition, the Commission decided not to approve two proposed rate mechanisms as part of the case but noted the mechanisms could be included for review in other proceedings.

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LG&E and KU expect to have the first unit, Brown 12, available in 2030 and the second unit, Mill Creek 6, available in 2031. The Ghent 2 SCR is expected to be available in 2028.

LG&E and KU appreciate the collaborative efforts of the parties to this proceeding, as the utilities look to meet the growing energy needs in the Commonwealth, and look forward to continuing to work with the KPSC on the items not approved in its order.

About LG&E and KU’s generation fleet
LG&E and KU currently have more than 7,200 megawatts of power generation capacity comprising coal-fired, natural gas, solar and hydro, and an all-of-the-above approach to their generation fleet that’s flexible and one of the most reliable in the nation. The utilities dispatch least-cost generation first, and this balanced generation approach gives the utilities the flexibility to hedge against fuel price increases for customers, while continuing to ensure safe, reliable and affordable service.

Visit lge-ku.com/investments to learn more about LG&E and KU’s long-term plans and projects to support Kentucky’s energy future.

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Louisville Gas and Electric Company and Kentucky Utilities Company, part of the PPL Corporation (NYSE: PPL) family of companies, are regulated utilities that serve more than 1.3 million customers and have consistently ranked among the best companies for customer service in the United States. LG&E serves 335,000 natural gas and 436,000 electric customers in Louisville and 16 surrounding counties. KU serves 545,000 customers in 77 Kentucky counties and 28,000 in five counties in Virginia. More information is available at www.lge-ku.com and www.pplweb.com.